SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported): June 16, 1998



                            FEDERAL TRUST CORPORATION
             (Exact name of registrant as specified in its charter)


              Florida                    33-27139               59-2935028
   ----------------------------    ----------------------     ----------------
   (State or other jurisdiction    Commission File Number     (I.R.S. Employer
         Of incorporation)                                   Identification No.)




                               1211 Orange Avenue

                           Winter Park, Florida 32789
                    (address of principal executive offices)
                 Registrant's telephone number: (407) 645-1201

ITEM 5.   OTHER EVENTS

     On June 10, 1998, the common stock for Federal Trust Corporation was approved for trading on the Nasdaq SmallCap Market System. The stock will begin trading today, Wednesday, June 17, 1998 at 9:30 A.M. The stock price is quoted under the symbol "FDTR" and was previously listed on the Over-the-Counter Bulletin Board" with its stock price quoted on the "electronic pink sheets". Federal Trust Corporation stock last traded on June 16, 1998 at $4.562 per share. The press release is attached as Exhibit 1.

     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     June 17, 1998

                              FEDERAL TRUST CORPORATION
                              -------------------------
                              (Registrant)


                              By: /s/ Aubrey H.  Wright, Jr.
                                  -------------------------
                                   Aubrey H.  Wright, Jr.
                                   Chief Financial Officer and duly authorized
                                   Officer of the Registrant

                                  PRESS RELEASE
FEDERAL TRUST CORPORATION
WINTER PARK, FLORIDA

     Federal Trust Corporation, the parent holding company for Federal Trust Bank, Winter Park, Florida, announced today as of 9:30 A.M., that its common stock is now listed and traded on the NASDAQ SmallCap Market System. The common stock price is quoted under the symbol "FDTR".

     Jim Suskiewich, the Chairman and Chief Executive Officer of Federal Trust, stated that "Over the past two years, we have worked very hard to restructure the Company's operations and loan portfolio, so that our stock could make the necessary market adjustments to accurately reflect our Company's position. This effort has resulted in a steady increase in trading to ensure a narrower spread between the bid and asking price for the Company's shares. We also wanted to provide further liquidity for our shareholders, which we believe will be accomplished by our NASDAQ listing."

     There are five investment banking firms that are actively serving as market makers for the Company's common stock, Robert W. Baird & Company, Naples, Florida; Keefe, Bruyette & Woods, Inc. New York, New York; Tucker Anthony, Inc. Chicago, Illinois; William R. Hough & Company, St. Petersburg, Florida; and Allen C. Ewing & Company, Jacksonville, Florida.

     Following the successful rights and community offering, which closed on December 5, 1997, at a price of $2.00 per share, the common stock was previously listed on the "Over the Counter Bulletin Board" and its stock price was quoted on the "electronic pink sheets". As of the close of business on June 16, 1998, Federal Trust's stock was traded at $4.562 per share.

                                   EXHIBIT 1